EXHIBIT 99.1
                                 ============

                      JOHN B. SANFILIPPO & SON, INC.
                      ------------------------------
                               NEWS RELEASE
                               ------------

COMPANY CONTACT:	Michael J. Valentine
                        Executive Vice President Finance
                        and Chief Financial Officer
                        (847) 871-6509


FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 19, 2003


JOHN B. SANFILIPPO ANNOUNCES RECORD NET INCOME FOR FISCAL 2003

        Fiscal 2003 Net Income Increases 95% Over the Prior Year
        --------------------------------------------------------
         Fiscal 2003 Net Sales Increase 19% Over the Prior Year
         ------------------------------------------------------

Elk Grove Village, IL, August 19, 2003 -- John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced operating results for its fiscal 2003 fourth quarter and year ended June 26, 2003. Net income for the current fourth quarter more than doubled to approximately $3.5 million, or 38 cents per share basic (37 cents per share diluted) from approximately $1.6 million, or 17 cents per share (basic and diluted), for the fourth quarter of fiscal 2002. Fiscal 2003 net income increased by more than 95 percent to approximately $15.0 million, or $1.63 per share basic ($1.61 per share diluted) from approximately $7.7 million, or 84 cents per share (basic and diluted), for fiscal 2002. Fiscal 2003 net income surpassed the previous net income record, which was reported in fiscal 2002.

Net sales for the fiscal 2003 fourth quarter increased by more than 23 percent to approximately $96.9 million from approximately $78.6
million in the fiscal 2002 fourth quarter.   The gross profit margin,
as a percentage of net sales, for the fiscal 2003 fourth quarter was
15.3 percent compared with 14.2 percent for the fourth quarter of
fiscal 2002.   Net sales for fiscal 2003 increased by more than $65
million to approximately $408.5 million from net sales of approximately $343.2 for fiscal 2002. Due to the addition of new customers and increased sales at existing customers, fourth quarter and fiscal year net sales increased significantly in the Company's consumer, industrial and export distribution channels. The gross profit margin for fiscal 2003 increased to 15.1 percent of net sales from 14.1 percent of net sales for fiscal 2002. The gains in the gross profit margins for both the quarter and the year were primarily attributable to lower peanut costs and increased plant utilization from the volume gain.

Selling and administrative expenses, as a percentage of net sales, fell to 8.2 percent in the fourth quarter of fiscal 2003 from 9.5 percent in the fiscal 2002 fourth quarter. For fiscal 2003, selling and administrative expenses, as a percentage of net sales, fell to 8.0 percent from 8.9 percent in fiscal 2002. The decreases were primarily the result of increased sales and the Company's effort to control spending in these areas. Operating income for the fourth quarter of fiscal 2003 was approximately $6.9 million versus approximately $3.7
million in the fourth quarter of the prior year.   Operating income
for fiscal 2003 rose to approximately $28.8 from approximately $17.9 for fiscal 2002. Interest expense in the fourth quarter of fiscal 2003 was approximately $1.2 million in comparison to approximately $1.3 million in the fourth quarter of 2002. For fiscal 2003, interest expense was approximately $4.7 million versus approximately $5.8 million for fiscal 2002. Reduction of long-term debt and lower interest rates on short-term debt accounted for the decline in interest expense for both the quarter and the fiscal year.

"For the fourth consecutive year, the Company has reported record earnings, and the current year's earnings almost doubled the record earnings reported last year," stated Jasper B. Sanfilippo, Chairman of the Board and Chief Executive Officer. "This year's earnings performance was fueled by a remarkable increase in sales in almost all of the Company's distribution channels. Additionally, cost control efforts allowed the Company to capture an increasing portion of the gross margin that was generated by these sales increases, as selling and administrative expenses rose by only $2.3 million while net sales increased by $65.3 million. The Company continued to pay down it long-term debt, which lowered its overall borrowing cost", added Mr. Sanfilippo. Fiscal 2003 truly was an impressive year in both sales and earnings growth, and we expect that momentum to continue through the first quarter of fiscal 2004, after which sales growth is expected to more closely resemble historical growth levels for the remainder of 2004," concluded Mr. Sanfilippo.

The statement of Jasper B. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company's current expectations and involves risks and uncertainties. Consequently, the Company's actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company's products; (ii) changes in the availability and costs of raw materials for the production of the Company's products; (iii) fluctuations in the value of the Company's inventories of pecans, walnuts, almonds, peanuts or other nuts due to fluctuations in the market prices of these nuts; (iv) the Company's ability to lessen the negative impact of competitive pressures by reducing its selling prices and increasing sales volume while at the same time maintaining profit margins by reducing costs; (v) the outcome of a pending governmental antitrust investigation of the peanut shelling industry; and (vi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company's control.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company's Fisher, Evon's, Snack 'N Serve Nut Bowl, Sunshine Country, Flavor Tree and Texas Pride brand names. The Company also markets and distributes a diverse product line of other food and snack items.




                       JOHN B. SANFILIPPO & SON, INC.
                       ------------------------------
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   -------------------------------------
             (Dollars in thousands, except earnings per share)

                              For the Quarter Ended           For the Year Ended
                              ---------------------        -----------------------
                                   (Unaudited)
                              June 26,     June 27,        June 26,      June 27,
                                2003          2002            2003          2002
                             ---------     ---------       ---------     ---------
Net sales                     $96,945       $78,617        $408,534      $343,245
Cost of sales                  82,124        67,459         347,041       294,931
                             ---------     ---------       ---------     ---------
Gross profit                   14,821        11,158          61,493        48,314
                             ---------     ---------       ---------     ---------
Selling expenses                5,639         4,929          22,071        21,047
Administrative expenses         2,306         2,548          10,593         9,365
                             ---------     ---------       ---------     ---------
                                7,945         7,477          32,664        30,412
                             ---------     ---------       ---------     ---------
Income from operations          6,876         3,681          28,829        17,902
                             ---------     ---------       ---------     ---------
Other income (expense):
  Interest expense             (1,207)       (1,334)         (4,681)       (5,757)
  Rental income                   122           184             484           576
  Miscellaneous                    --             4               2            14
                             ---------     ---------       ---------     ---------
                               (1,085)       (1,146)         (4,195)       (5,167)
                             ---------     ---------       ---------     ---------
Income before income taxes      5,791         2,535          24,634        12,735
Income tax expense              2,258           964           9,607         5,044
                             ---------     ---------       ---------     ---------
Net income                     $3,533        $1,571         $15,027        $7,691
                             =========     =========       =========     =========
Basic earnings per share        $0.38         $0.17           $1.63         $0.84
                             =========     =========       =========     =========
Diluted earnings per share      $0.37         $0.17           $1.61         $0.84
                             =========     =========       =========     =========
Weighted average shares
 outstanding
  -- basic                  9,306,324     9,150,684       9,198,957     9,149,672
                            =========     =========       =========     =========
  -- diluted                9,481,839     9,209,053       9,332,889     9,194,951
                            =========     =========       =========     =========



                      JOHN B. SANFILIPPO & SON, INC.
                      ------------------------------
                       CONSOLIDATED BALANCE SHEETS
                       ---------------------------
                          (Dollars in thousands)


                                         June 26,      June 27,
                                            2003          2002
                                         ---------     ---------
ASSETS

CURRENT ASSETS:
  Cash                                     $2,448        $1,272
  Accounts receivable, net                 29,142        24,133
  Inventories                             112,016        99,485
  Deferred income taxes                     1,257           861
  Income taxes receivable                     469            --
  Prepaid expenses and other
   current assets                           2,192         3,032
                                         ---------     ---------
                                          147,524       128,783

PROPERTIES, NET                            67,117        67,462
OTHER ASSETS                                9,086        10,570
                                         ---------     ---------
                                         $223,727      $206,815
                                         =========     =========


                                         June 26,      June 27,
                                            2003          2002
                                         ---------     ---------
LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable                           $29,702       $23,519
  Current maturities of long-term debt     10,776         5,683
  Accounts payable                         13,658        17,741
  Drafts payable                            5,507         4,049
  Accrued expenses                         12,699        10,098
  Income taxes payable                         --           298
                                         ---------     ---------
                                           72,342        61,388
                                         ---------     ---------
LONG-TERM DEBT                             29,640        40,421
LONG-TERM DEFERRED INCOME TAXES             2,964         2,946
                                         ---------     ---------
                                           32,604        43,367
                                         ---------     ---------
STOCKHOLDERS' EQUITY:
  Class A common stock                         37            37
  Common stock                                 58            56
  Capital in excess of par value           58,911        57,219
  Retained earnings                        60,979        45,952
  Treasury stock                           (1,204)       (1,204)
                                         ---------     ---------
                                          118,781       102,060
                                         ---------     ---------
                                         $223,727      $206,815
                                         =========     =========